Exhibit 99.1

FOR IMMEDIATE RELEASE:

June 22, 2006

MuniMae Announces Filing of 2005 Annual Report on Form 10-K

BALTIMORE – MuniMae (NYSE: MMA) today filed its annual report on Form 10-K for the year ended December 31, 2005. On March 10, 2006, the Company announced that it would restate net earnings for the nine-month period ended September 30, 2005 as well as the fiscal years ended 2004, 2003, 2002 and 2001. On April 11, 2006, the Company announced unaudited financial results for the fourth quarter and full year 2005.

As disclosed in today’s filing, net earnings were $87.4 million ($2.30 per diluted share) for the year ended December 31, 2005 as compared to $47.3 million ($1.36 per diluted share) for the year ended December 31, 2004, as restated. Net earnings for the fourth quarter of 2005 were $14.2 million ($.37 per diluted share) as compared to $15.1 million ($.43 per diluted share) for the fourth quarter of 2004, as restated. Previously reported cash available for distribution (CAD) for the fourth quarter and full year 2005 was unchanged. CAD is a supplemental non-GAAP performance measure reported by the Company in addition to net earnings. A reconciliation of CAD to net earnings is included in the accompanying table. The Company also reaffirmed its performance objectives for 2006.

As a result of the effort necessary to complete its 2005 annual report, the Company has not filed its quarterly report on Form 10-Q for the quarter ended March 31, 2006. The Company currently expects to file its Form 10-Q for the quarter ended March 31, 2006 in July 2006 and its Form 10-Q for the quarter ended June 30, 2006 in August 2006. The Company will host one conference call to discuss its financial results for the first half of 2006 as well as its outlook for the second half of the year in August 2006.

About MuniMae

MuniMae and its subsidiaries arrange debt and equity financing for developers and owners of real estate and clean energy projects. The Company provides investment management and advisory services for institutional investors. Assets under management exceed $16 billion including investments in over 3,000 multifamily properties, containing 330,000 units in 49 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands.

MuniMae is organized as a limited liability company, which allows it to combine the limited liability, governance and management characteristics of a corporation with the pass-through income features of a partnership. As a result, the tax-exempt income derived from certain investments remains tax-exempt when passed through to shareholders. Distributions to shareholders are normally declared quarterly.

Statements in this press release that are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of such statements in this press release include our anticipated filing dates and our anticipated performance objectives. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company’s expectations include completion of the audit of our financial statements, completion of pending investments, continued ability to originate new investments, the mix of business between tax-exempt and taxable activities, the availability and cost of capital for future investments, competition within the finance and real estate industries, economic conditions, loss experience and other risks detailed from time to time in the Company’s SEC reports. This press release does not constitute an offer to sell any securities of the Company or any other entity.

MUNIMAE: INTEGRITY. INNOVATION. SERVICE.

www.MuniMae.com

For more information:

Timothy J. Lordan, Vice President, Investor Relations

888/788-3863

Reconciliation of CAD to net earnings:

	For the year ended December 31,		For the three months ended December 31,
	2005	2004	2005	2004
Cash available for distribution	$95,706	$81,718	$29,776	$22,199
Adjustments to income due to the financing method and consolidation of tax credit funds	(8,214)	(8,676)	(1,759)	1,369
Fees deferred for GAAP purposes	(36,299)	(25,778)	(18,372)	(10,910)
Non-cash items	(2,855)	1,655	5,858	4,011
Adjustments for investments in partnerships	29,865	(10,681)	(997)	(1,506)
Different carrying bases	9,201	9,098	(280)	(35)

Net earnings	$87,404	$47,336	$14,226	$15,128